CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-291744 on Form S-6 of our report dated January 13, 2026, relating to the financial statements of FT 12667, comprising 60/40 Strategic Allocation Port. 1Q '26 - Term 4/16/27 (60/40 Strategic Allocation Portfolio, 1st Quarter 2026 Series) and 75/25 Strategic Allocation Port. 1Q '26 - Term 4/16/27 (75/25 Strategic Allocation Portfolio, 1st Quarter 2026 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 13, 2026